EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

December 20, 2018

AquaVenture Holdings Limited Announces Expansion of Corporate Credit Agreement

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM (“WAASTM”) solutions, today announced that it entered into the fourth amendment of its senior secured credit agreement (“Amended Corporate Credit Agreement”) to increase its borrowings by $40 million to aggregate borrowings of $300 million.  The incremental borrowings bear interest at a variable rate of LIBOR plus 5.50% with a LIBOR floor of 1.00%.  All other terms of the Amended Corporate Credit Agreement remained substantially unchanged.

Lee Muller, Chief Financial Officer of AquaVenture Holdings, commented: “We are pleased with the amendment to our credit agreement, which optimizes and expands our capital structure as we continue to grow our business.  We have been successful at capitalizing on recently completed acquisitions that will meaningfully grow our business, and the funding for those acquisitions has been supported by our credit facility and its ability to leverage these opportunities through amendments such as this.”

About AquaVenture

AquaVenture is a multinational provider of WAAS™ solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with over 140,000 units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.